SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             _______________________

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             _______________________


                  Date of Report
                  (Date of earliest
                  event reported):    November 10, 1995


                                 WPL Holdings, Inc.
             (Exact name of registrant as specified in its charter)


     Wisconsin                       1-9894                    39-1380265
   (State or other              (Commission File             (IRS Employer
   jurisdiction of                   Number)              Identification No.)
   incorporation)


                222 West Washington Avenue, Madison, Wisconsin 53703 (Address of principal executive offices, including zip code)


                                 (608) 252-3311
                         (Registrant's telephone number)

   Item 5.     Other Events.

          WPL Holdings, Inc., a holding company incorporated under the laws of the State of Wisconsin ("WPL"), IES Industries Inc., a holding company incorporated under the laws of the State of Iowa ("IES"), Interstate Power Company, an operating public utility incorporated under the laws of the State of Delaware ("IPC"), and AMW Acquisition, Inc., a wholly owned subsidiary of WPL incorporated under the laws of the State of Delaware ("AMW"), have entered into an Agreement and Plan of Merger, dated as of November 10, 1995 (the "Merger Agreement"), providing for (a) the merger of IES with and into WPL, which merger will result in the combination of WPL and IES as a single company (the "IES Merger"), and (b) the merger of AMW with and into IPC, which merger will result in IPC becoming a wholly owned subsidiary of WPL (the "IPC Merger", and together with the IES Merger, the "Merger"). The Merger, which was unanimously approved by the Board of Directors of each of the constituent companies, is expected to close promptly after all of the conditions to the consummation of the Merger, including obtaining all applicable regulatory approvals, are fulfilled or waived. The regulatory approval process is expected to take approximately 12 to 18 months.

          In the Merger, WPL will change its name to Interstate Energy Corporation ("Interstate Energy") and Interstate Energy, as the holding company of the combined enterprise, will be registered under the Public Utility Holding Company Act of 1935, as amended. Interstate Energy will be the parent company of WPL's present principal utility subsidiary, Wisconsin Power and Light Company ("WP&LC"), IES's present utility subsidiary, IES Utilities Inc. ("Utilities"), and IPC. Following the Merger, the non-utility operations of WPL and IES, Heartland Development Corporation and IES Diversified Inc., respectively, will be combined under one entity to manage the diversified operations of Interstate Energy.

          Under the terms of the Merger Agreement, each outstanding share of common stock, no par value, of IES will be cancelled and converted into the right to receive .98 of a share of common stock, par value $.01 per share, of Interstate Energy (the "Interstate Energy Common Stock") and each outstanding share of common stock, par value $3.50 per share, of IPC will be cancelled and converted into the right to receive 1.11 shares of Interstate Energy Common Stock. The outstanding shares of common stock, par value $.01 per share, of WPL will remain unchanged and outstanding as shares of Interstate Energy Common Stock. As of the close of business on November 10, 1995, WPL had approximately 30.8 million common shares outstanding, IES had approximately 29.3 million common shares outstanding and IPC had approximately 9.6 million common shares outstanding. Based on such capitalization, the Merger will result in the common shareowners of WPL holding 43.9% of the common equity of Interstate Energy, the common shareowners of IES receiving 40.9% of the common equity of Interstate Energy and the common shareowners of IPC receiving 15.2% of the common equity of Interstate Energy. Each outstanding share of preferred stock, par value $50 per share, of IPC will be unchanged as a result of the Merger and will remain outstanding. In this Current Report on Form 8-K, unless the context otherwise requires, all references to Interstate Energy Common Stock include, if applicable, the associated rights to purchase shares of such common stock pursuant to the terms of the Rights Agreement between WPL and Morgan Shareholder Services Trust Company, as Rights Agent thereunder, dated as of February 22, 1989.

          The parties expect that the dividend at the effective time of the Merger will be the dividend then being paid by WPL. Subsequent dividend policy will be developed by the Board of Directors of Interstate Energy.

          The Merger is subject to customary closing conditions, including, without limitation, the receipt of required shareowner approvals of WPL, IES and IPC; and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including approvals of state utility regulators in Illinois, Iowa, Minnesota and Wisconsin, the approval of the Federal Energy Regulatory Commission, the Securities and Exchange Commission (the "SEC") and the Nuclear Regulatory Commission, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. The Merger is also subject to receipt of opinions of counsel that the Merger will qualify as a tax-free reorganization, and assurances from the parties' independent accountants that the Merger will qualify as a pooling of interests for accounting purposes. In addition, the Merger is conditioned upon the effectiveness of a registration statement to be filed by WPL with the SEC with respect to shares of the Interstate Energy Common Stock to be issued in the Merger and the approval for listing of such shares on the New York Stock Exchange. (See Article IX of the Merger Agreement.) It is anticipated that shareowners will vote upon the Merger at the upcoming annual meetings in the second quarter of 1996.

          The Merger Agreement contains certain covenants of the parties pending the consummation of the Merger. Generally, the parties must carry on their businesses in the ordinary course consistent with past practice, may not increase dividends on common stock in excess of current levels in the case of IES and IPC and beyond a specified limit in the case of WPL, and may not issue any capital stock beyond certain limits. The Merger Agreement also contains restrictions on, among other things, charter and bylaw amendments, acquisitions, capital expenditures, dispositions, incurrence of indebtedness, certain increases in employee compensation and benefits, and affiliate transactions. (See Article VII of the Merger Agreement.)

          The Merger Agreement provides that, after the effectiveness of the Merger (the "Effective Time"), the corporate headquarters and principal executive offices of Interstate Energy and WP&LC will remain in Madison, Wisconsin, the headquarters of Utilities will remain in Cedar Rapids, Iowa, and the headquarters of IPC will remain in Dubuque, Iowa.
   Interstate Energy's Board of Directors, which will be divided into three classes, will consist of a total of 15 directors, 6 of whom will be designated by WPL, 6 of whom will be designated by IES and 3 of whom will be designated by IPC. Mr. Lee Liu, the current Chairman of the Board, President and Chief Executive Officer of IES, will serve as Chairman of the Board of Directors of Interstate Energy for a period of two years from the Effective Time. Mr. Wayne H. Stoppelmoor, the current Chairman of the Board, President and Chief Executive Officer of IPC, will serve as Vice Chairman of the Board of Directors of Interstate Energy for a period of two years from the Effective Time. Mr. Erroll B. Davis, Jr., the current President and Chief Executive Officer of WPL, will become President and Chief Executive Officer of Interstate Energy from the Effective Time. Mr. Davis will also assume the position of Chairman of the Board when Mr. Liu retires as Chairman. (See Article VIII of the Merger Agreement.)

          The Merger Agreement may be terminated under certain circumstances, including (i) by mutual consent of the parties; (ii) by any party if the Merger is not consummated by May 10, 1997 (provided, however, that such termination date shall be extended to May 10, 1998 if all conditions to closing the Merger, other than the receipt of certain consents and/or statutory approvals by any of the parties, have been satisfied by May 10,
   1997); (iii) by any party if any of WPL's, IES's or IPC's shareowners vote against the Merger or if any state or federal law or court order prohibits the Merger; (iv) by a non-breaching party if there exist breaches of any representations or warranties contained in the Merger Agreement or in the Stock Option Agreements (as hereinafter defined), as of the date thereof, which breaches, individually or in the aggregate, would result in a material adverse effect on the breaching party and which are not cured within twenty (20) days after notice; (v) by a non-breaching party if there occur breaches of specified covenants in the Merger Agreement or material breaches of any covenant or agreement in the Merger Agreement or in the Stock Option Agreements which are not cured within twenty (20) days after notice; (vi) by any party if the Board of Directors of any other party shall withdraw or adversely modify its recommendation of the Merger or shall approve or recommend any competing transaction; or (vii) by any party, under certain circumstances, as a result of a third-party tender offer or business combination proposal which such party, pursuant to its directors' fiduciary duties, is, in the opinion of such party's counsel and after the other parties have first been given an opportunity to make concessions and adjustments in the terms of the Merger Agreement, required to accept. (See Article X of the Merger Agreement.)

          The Merger Agreement provides that if a breach described in clause
   (iv) or (v) of the previous paragraph occurs, then, if such breach is not willful, the non-breaching party or parties will be entitled to reimbursement of its or their out-of-pocket expenses, not to exceed $5 million to each non-breaching party. In the event of a willful breach, the non-breaching party or parties will be entitled to its or their out-of-pocket expenses (which shall not be limited to $5 million) and any remedies it or they may have at law or in equity, and provided that if, at the time of the breaching party's or parties' willful breach, there shall have been a third party tender offer or business combination proposal which shall not have been rejected by the breaching party or parties or withdrawn by the third party, and within two and one-half years of any termination by the non-breaching party or parties, the breaching party or parties accept an offer to consummate or consummates a business combination with such third party, then such breaching party or parties, upon the closing of such business combination, will pay to the non-breaching party or parties an additional aggregate fee equal to $25 million, if WPL or IES is the breaching party, or $12.5 million, if IPC is the breaching party. The Merger Agreement also requires payment of an aggregate termination fee of $25 million, if WPL or IES is the Target Party (as hereinafter defined), or $12.5 million, if IPC is the Target Party, together with reimbursement of out-of-pocket expenses, by one party (the "Target Party") to the other parties in the following circumstances:
   (1) the Merger Agreement is terminated (x) as a result of the acceptance by the Target Party of a third-party tender offer or business combination proposal, (y) following a failure of the shareowners of the Target Party to grant their approval to the Merger or (z) as a result of the Target Party's material failure to convene a shareowner meeting, distribute proxy materials and, subject to its board of directors' fiduciary duties, recommend the Merger to its shareowners; (2) at the time of such termination or prior to the meeting of such party's shareowners there shall have been a third-party tender offer or business combination proposal which shall not have been rejected by the Target Party or withdrawn by such third party; and (3) within two and one-half years of any such termination described in clause (1) above, the Target Party accepts an offer to consummate or consummates a business combination with such third party. The applicable termination fee and out-of-pocket expenses referred to in the previous sentence will be paid at the closing of such third-party business combination. The termination fees payable by WPL, IES and/or IPC under the foregoing provisions plus the aggregate amount which could be payable by WPL, IES and/or IPC under the Stock Option Agreements may not exceed $40 million (for WPL or IES) or $20 million (for IPC) in the aggregate. In addition to the foregoing, if the Merger Agreement is terminated under circumstances that give rise to the payment of the termination fee discussed above by the Target Party referred to above and within nine months of such termination one of the non-terminating parties is acquired by the same third party offeror, the sole remaining party will be entitled to (i) a second termination fee of $25 million, if WPL or IES is the second target party, or $12.5 million if IPC is the second target party, on the signing of a definitive agreement relating to such business combination, and (ii) payment of any termination fee paid to such second target party by the original terminating party (i.e., first Target Party) pursuant to the termination of the Merger Agreement. If only one party must pay expenses, or is entitled to receive a termination fee as set forth above, such party will pay or receive one hundred percent (100%) of the applicable expenses or fee. If two parties are required to pay expenses or entitled to receive any such fee, each such party's percentage of such expenses or fee will equal a fraction, the numerator of which shall be, in the case of IES or IPC, the number of shares of Interstate Energy Common Stock which would have been issuable (on a fully diluted basis) to such party's shareowners, or, in the case of WPL, the number of shares of Interstate Energy Common Stock (on a fully diluted basis) that would have been retained by its shareowners, had the effective time of the Merger occurred at the time the Merger Agreement is terminated, and the denominator of which will be the aggregate number of shares of Interstate Energy Common Stock that would have been issuable to or retained by (in either case on a fully diluted basis) the shareowners of the two parties required to pay expenses or entitled to receive such fee had the effective time of the Merger occurred at the time the Merger Agreement is terminated. (See Article X of the Merger Agreement.)

          Concurrently with the Merger Agreement, WPL, IES and IPC entered into reciprocal stock option agreements (the "Stock Option Agreements") each granting the other two parties an irrevocable option to purchase a specified percentage of up to that number of shares of common stock of the granting company which equals a collective aggregate of 19.9% of the number of shares of common stock of the granting company outstanding on November 10, 1995, at an exercise price of $30.675 per share of WPL Common Stock, $26.7125 per share of IES Common Stock or $28.9375 per share of IPC Common Stock, as the case may be, under certain circumstances if the Merger Agreement becomes terminable by one or more parties as a result of one or more other parties' breach or as a result of one or more of the other parties becoming the subject of a third-party proposal for a business combination. Any party whose option becomes exercisable (the "Exercising Party") (i) will have the right to receive, under certain circumstances, a cash settlement that would pay to the Exercising Party the difference between the exercise price and the then current market price and (ii) may request that the granting company repurchase from it all or any portion of the Exercising Party's option at the price specified in the Stock Option Agreements. (See the Stock Option Agreements.)

          Interstate Energy is expected to be the 34th-largest investor-owned utility holding company in the United States based on the 1994 combined revenues of WPL, IES and IPC of $1.9 billion. It is anticipated that Interstate Energy will have a market capitalization of approximately $2 billion (based on the current combined market capitalization of WPL, IES and IPC) and assets of nearly $4 billion (based on December 31, 1994 combined asset totals). It is expected that Interstate Energy will serve more than 850,000 electric customers and 360,000 natural gas customers in Iowa, Illinois, Minnesota and Wisconsin. The business of Interstate Energy will consist of utility operations and various non-utility enterprises.

          A preliminary estimate indicates that the Merger will result in net savings of approximately $700 million in costs over 10 years.

          In response to the announcement of the Merger, Standard and Poor's Corporation ("S&P") placed its ratings of WP&LC's "AA" rated senior secured debt, "AA-" rated preferred stock and "A-1+" commercial paper on CreditWatch with negative implications. The ratings of Utilities' "A" rated senior secured debt, "A-" rated preferred stock and "A-1" rated commercial paper were placed on CreditWatch with positive implications. The ratings of IPC's "A+" rated senior secured debt, "A" rated senior unsecured debt, "A" rated preferred stock and "A-1" rated commercial paper were affirmed. S&P indicated that if the Merger is completed, the likely credit ratings for the senior secured debt of WP&LC, Utilities and IPC are expected to be "A+".

          Moody's Investors Service ("Moody's") placed WP&LC's "Aa2" rated
   senior secured debt, "(P)Aa2" rated senior secured debt   shelf registra-
   tion, "aa3" rated preferred stock, "(P)aaa3" rated preferred stock shelf registration and "Aa3" counterparty rating under review for possible downgrade. The ratings of Utilities' "A2" rated senior secured debt, "(P)A2" rated senior secured debt shelf registration, "A2" rated secured pollution control bonds, "A3" unsecured pollution control bonds, "(P)A3" rated senior unsecured debt shelf registration, "(P)Baa1" rated junior subordinated unsecured debt shelf registration and "A3" counterparty rating have been placed under review for possible upgrade. In addition, IPC's "A1" rated senior secured debt, "(P)A1" rated senior secured debt shelf registration, "A2" rated unsecured pollution control bonds, "a2" rated preferred stock, "(P)a2" rated preferred stock shelf registration and "A2" counterparty rating have been placed under review for possible downgrade. Moody's indicated that the "Prime-1" short term ratings of the three companies are not under review.

          WPL, IES and IPC recognize that the divestiture of their existing gas operations and certain non-utility operations is a possibility under the new registered holding company structure, but will seek approval from the SEC to maintain such businesses. If divestiture is ultimately required, the SEC has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareowner value.

          The Merger Agreement, the press release issued in connection therewith and the Stock Option Agreements are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The brief summaries of the material provisions of the Merger Agreement and the Stock Option Agreements set forth above are qualified in their entirety by reference to each respective agreement filed as an exhibit hereto.


   Item 7.     Financial Statements and Exhibits.

          (a)  Not Applicable.

          (b)  Not Applicable.

          (c)  Exhibits.

               The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        WPL HOLDINGS, INC.



   Date:  November 17, 1995             By:  /s/ Edward M. Gleason
                                        Edward M. Gleason
                                        Vice President, Treasurer and
                                           Corporate Secretary

                               WPL HOLDINGS, INC.

                            EXHIBIT INDEX TO FORM 8-K
                         Report Dated November 10, 1995


                             Exhibit

        (2.1)    Agreement and Plan of Merger, dated as
                 of November 10, 1995, by and among WPL
                 Holdings, Inc., IES Industries Inc.,
                 Interstate Power Company and AMW
                 Acquisition, Inc.*

        (2.2)    Option Grantor/Option Holder Stock
                 Option and Trigger Payment Agreement,
                 dated as of November 10, 1995, by and
                 among WPL Holdings, Inc. and IES
                 Industries Inc.

        (2.3)    Option Grantor/Option Holder Stock
                 Option and Trigger Payment Agreement,
                 dated as of November 10, 1995, by and
                 among WPL Holdings, Inc. and Interstate
                 Power Company.

        (2.4)    Option Grantor/Option Holder Stock
                 Option and Trigger Payment Agreement,
                 dated as of November 10, 1995, by and
                 among IES Industries Inc. and WPL
                 Holdings, Inc.

        (2.5)    Option Grantor/Option Holder Stock
                 Option and Trigger Payment Agreement,
                 dated as of November 10, 1995, by and
                 among IES Industries Inc. and Interstate
                 Power Company.

        (2.6)    Option Grantor/Option Holder Stock
                 Option and Trigger Payment Agreement,
                 dated as of November 10, 1995, by and
                 among Interstate Power Company and WPL
                 Holdings, Inc.

        (2.7)    Option Grantor/Option Holder Stock
                 Option and Trigger Payment Agreement,
                 dated as of November 10, 1995, by and
                 among Interstate Power Company and IES
                 Industries Inc.

        (99)     WPL Holdings, Inc., IES Industries Inc.
                 and Interstate Power Company Press
                 Release, dated November 11, 1995.



   * Certain of the schedules and exhibits to this document are not being filed herewith. The Registrant agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Securities and Exchange Commission upon request.